EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 89 to the Registration Statement on Form N-1A (File Nos. 002-75526 and 811-03363) and to the use of our report dated August 29, 2019 relating to the June 30, 2019 financial statements and financial highlights of the First Investors Tax Exempt Income Fund, First Investors Tax Exempt Opportunities Fund, First Investors California Tax Exempt Fund, First Investors New Jersey Tax Exempt Fund, First Investors New York Tax Exempt Fund and First Investors Oregon Tax Exempt Fund, each a series of the First Investors Tax Exempt Funds, which are included in said Registration Statement.

/s/Tait, Weller & Baker LLP
TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
October 4, 2019